Exhibit 99.1

INDEPENDENCE CONTRACT DRILLING, INC. ANNOUNCES FIRST QUARTER RESULTS

HOUSTON, TEXAS, May 7, 2015 / PRNewswire/ – INDEPENDENCE CONTRACT DRILLING, INC. (the “Company”) (NYSE: ICD) today reported financial results for the three months ended March 31, 2015.

First Quarter 2015 Highlights

•	Net income of $1.4 million, or $0.06 per share. Excluding non-operating items summarized below aggregating to income of $0.5 million, or $0.03 per share (net of tax), net income was $0.9 million or $0.03 per share.

•	Adjusted EBITDA improved by 102% to $6.3 million for the first quarter of 2015, compared to $3.1 million for the first quarter of 2014. Adjusted EBITDA decreased by 10% sequentially compared to the fourth quarter of 2014 due to costs associated with incremental ad valorem taxes compared to prior periods, stacking costs associated with the Company’s one idle rig, and repair expense on one of the Company’s operating rigs.

•	Achieved 92.6% contractual utilization of rigs during the first quarter of 2015.

•	Increased revenue days by 57% to 951 days during the first quarter of 2015 compared to the first quarter of 2014 and 3% sequentially compared to the fourth quarter of 2014.

•	Increased margin per revenue day by 19% to $9,747 during the first quarter of 2015 compared to $8,221 during the first quarter of 2014. While cash operating costs per day at the rig level were generally flat, margin per revenue day decreased sequentially compared to $11,490 during the fourth quarter of 2014 due to the cost items noted above.

•	During the first quarter, completed its 12th and 13th ShaleDriller™ rigs, which commenced earning revenues on multi-year contracts on a standby basis during March 2015.

•	Continued construction of its 14th ShaleDriller™ rig for delivery during the third quarter of 2015 under a multi-year contract.

•	Maintained continual operation of a 200 Series ShaleDriller™ rig on a well-to-well basis following expiration of its term contract in March 2015.

•	Entered into a 500 day term contract on a farm-out basis for a 200 Series ShaleDriller™ rig with a new customer that is a major Permian operator.

Chief Executive Officer Byron Dunn commented, “Despite a continued challenging market environment our financial results, utilization, rig uptime and safety record demonstrate the quality of ICD operations and validate the ongoing rig replacement cycle, use of pads in unconventional resource development and growing operator demand for pad optimal equipment. Our balance sheet is solid and we are positioned to successfully navigate through the current down cycle and to take advantage of opportunities as the energy cycle turns.”

Quarterly Financial Results

The Company reported net income of $1.4 million, or $0.06 per share, for the first quarter of 2015, compared to a net loss of $3.7 million, or $0.30 per share, for the first quarter ended March 31, 2014. Included in net income during the first quarter of 2015 and net loss during the first quarter of 2014 were the following items not related to on-going operations:

•	Included in net income for the first quarter of 2015 was aggregate income of $0.8 million, or $0.04 per share (net of tax), associated with insurance recoveries, net of non-cash impairment expense associated with damage to certain rig equipment, as well as impairment of obsolete equipment.

•	Included in net income for the first quarter of 2015 was a net loss on disposition of assets totaling $0.4 million, or $0.01 per share (net of tax), associated with decommissioning and trade-in of discontinued crew quarters.

•	Included in net loss for the first quarter of 2014 was non-cash impairment expense of $4.7 million, or $0.25 per share (net of tax), associated with damage to one of the Company’s drilling rigs.

•	Included in net loss for the first quarter of 2014 was a net gain on disposition of assets of $0.2 million, or $0.01 per share (net of tax), associated with the sale of various equipment.

Excluding these items, the Company reported net income of $0.9 million, or $0.03 per share, for the first quarter of 2015, compared to a net loss of $0.7 million, or $0.06 per share, for the first quarter of 2014. Revenues for the first quarter of 2015 were $22.3 million, compared to $13.5 million for the first quarter of 2014, and Adjusted EBITDA for the first quarter of 2015 was $6.3 million, compared to $3.1 million for the first quarter of 2014.

Quarterly Operational Results

The Company’s rigs achieved 92.6% contractual utilization and had 951.2 revenue days during the first quarter of 2015 compared to 100% contractual utilization and 607.3 revenue days during the first quarter of 2014 and 100.0% contractual utilization and 921.4 revenue days during the fourth quarter of 2014. Revenue days during the first quarter of 2015 included 183.6 days in which the Company earned a standby rate. The sequential improvement in revenue days reflects the addition of the Company’s 11th ShaleDriller in December 2014 and the Company’s 12th and 13th ShaleDriller in March 2015, partially offset by a shorter calendar quarter and the idling of one of the Company’s 100 Series rigs in January 2015.

During the first quarter of 2015, revenues totaled $22.3 million compared to $13.5 million during the first quarter of 2014. On a sequential basis, revenues during the first quarter of 2015 decreased 3% compared to $23.0 million during the fourth quarter of 2014. The sequential decrease in revenue resulted primarily from the shorter calendar quarter and an increase in standby days during the current quarter.

Operating costs totaled $13.1 million compared to $8.8 million during the first quarter of 2014. On a sequential basis, operating expenses during the first quarter of 2015 increased 3% compared to $12.7 million during the fourth quarter of 2014. On an operating costs per day basis, operating expenses were $13,035 per day during the first quarter of 2015 compared to $12,697 during the first quarter of 2014, and $12,454 during the fourth quarter of 2014. While cash operating costs per day at the rig level generally remained flat, the sequential increase in operating costs per day primarily related to incremental ad valorem taxes, stacking costs for the Company’s one idle rig, and higher repair costs for one of the Company’s rigs.

Selling, general and administrative expenses were $3.8 million compared to $2.1 million during the first quarter of 2014. On a sequential basis, selling, general and administrative expenses during the first quarter of 2015 decreased 14% compared to $4.4 million of expenses during the fourth quarter of 2014. The sequential decrease was associated with decreases in incentive compensation awards.

Drilling Operations Update

As of the end of the first quarter of 2015, the Company had one ShaleDriller under construction and one rig that was stacked and not expected to earn revenue in the near term. During the first quarter of 2015, one term contract expired and the rig continued working for the customer on a single well contract that is ongoing. The Company also successfully entered into a new long-term contract on a farm-out basis for one of its 200 Series ShaleDriller™ rigs with a new client that is a major Permian operator. Since the first quarter of 2015, the Company has successfully entered into a new multi-well contract for one of its rigs with an expiring contract and is actively marketing a second rig for which its contract expired during the first week of May 2015. The Company’s 14th ShaleDriller™ rig, which is scheduled for completion during the third quarter of 2015, remains on time and on budget.

Capital Expenditures and Liquidity Update

During the first quarter, the Company made capital expenditures, net of insurance payments received, of approximately $25.9 million. The Company’s estimated capital expenditures budget for the remainder of 2015 is between $26.0 million and $30.0 million, which will fund the completion of its 14th ShaleDriller™ rig, capital spare inventories and maintenance capital expenditures, as well as approximately $13.0 million of additional expenditures that can be utilized in the construction of additional ShaleDriller™ rigs or the upgrade of the Company’s two non-walking rigs with ShaleDriller™ walking systems.

As of March 31, 2015, the Company had drawn $35.9 million on its revolving credit facility, which matures in November 2018. The borrowing base under the credit facility at March 31, 2015 was $123.8 million.

Conference Call Details

A conference call for investors will be held today at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s first quarter 2015 results. Hosting the call will be Byron A. Dunn, Chief Executive Officer, Edward S. Jacob, III, President & Chief Operating Officer, and Philip A. Choyce, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10065222. The replay will be available until May 14, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad optimal ShaleDriller™ rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling’s operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect, including, but not limited to the assumption that the market and services rates for land-based contract drilling services will be consistent with the current environment. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

(in thousands, except par value and share data)

BALANCE SHEETS

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$11,043	$10,757
Accounts receivable, net	17,999	19,127
Inventory	2,191	2,124
Deferred taxes	364	323
Prepaid expenses and other current assets	3,535	3,969

Total current assets	35,132	36,300
Property, plant and equipment, net	273,924	250,498
Other long-term assets, net	2,580	2,749

Total assets	$311,636	$289,547

Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$—	$22,519
Accounts payable	30,013	21,993
Accrued liabilities	5,386	6,970
Income taxes payable	253	408

Total current liabilities (1)	35,652	51,890
Long-term debt (1)	35,940	—
Other long-term liabilities	415	598
Deferred taxes	364	323

Total liabilities	72,371	52,811

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 24,705,254 and 24,714,344 issued, respectively; 24,620,243 and 24,629,333 outstanding, respectively	246	246
Additional paid-in capital	273,904	272,750
Accumulated deficit	(33,914)	(35,289)
Treasury shares, at cost, 85,011 shares	(971)	(971)

Total stockholders’ equity	239,265	236,736

Total liabilities and stockholders’ equity	$311,636	$289,547

(1)	Although borrowings under our credit facility do not mature until 2018, we revised the classification of long-term debt in our balance sheet as of December 31, 2014 from long-term debt to current portion of long-term debt due to our credit facility at the time including both a required lock box payment method and a subjective acceleration clause permitting the lenders to declare an event of default in the event of a material adverse change. We subsequently amended our credit facility to provide for a springing lock box arrangement to permit the long-term classification of the debt, subject to the credit facility’s ultimate maturity and our compliance with its terms and conditions. The reclassification did not affect previously reported net income, total assets, total liabilities or stockholders equity or cash flows as of and for the years ended December 31, 2014 or 2013.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014

Revenues	$22,306	$13,549	$23,014
Costs and expenses
Operating costs	13,106	8,777	12,685
Selling, general and administrative	3,827	2,094	4,437
Depreciation and amortization	4,289	3,416	4,648
Goodwill impairment and other charges	—	—	30,627
(Insurance recoveries) asset impairment, net	(841)	4,650	(901)
Loss (gain) on disposition of assets	393	(189)	158

Total cost and expenses	20,774	18,748	51,654

Operating income (loss)	1,532	(5,199)	(28,640)
Interest expense	(312)	(394)	(174)
Gain on warrant derivative	—	3	2,420

Income (loss) before income taxes	1,220	(5,590)	(26,394)
Income tax benefit	(155)	(1,885)	(1,788)

Net income (loss)	$1,375	$(3,705)	$(24,606)

Loss per share:
Basic	$0.06	$(0.30)	$(1.00)

Diluted	$0.06	$(0.30)	$(1.00)

Weighted average number of common shares outstanding:
Basic and diluted	24,629	12,251	24,622

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2015	2014

Cash flows from operating activities
Net income (loss)	$1,375	$(3,705)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	4,289	3,416
(Insurance recoveries) asset impairment, net	(841)	4,650
Stock-based compensation	933	448
Gain on warrant derivative	—	(3)
Loss (gain) on disposition of assets	393	(189)
Deferred taxes	—	(1,885)
Amortization of deferred financing costs	153	152
Bad debt expense	73	—
Changes in operating assets and liabilities
Accounts receivable	1,055	(1,718)
Inventory	(67)	(406)
Vendor advances	—	(2,450)
Prepaid expenses and other current assets	(811)	(1,500)
Accounts payable and accrued liabilities	(1,080)	(1,547)
Income taxes payable	(155)	—

Net cash provided by (used in) operating activities	5,317	(4,737)

Cash flows from investing activities
Purchases of property, plant and equipment	(21,283)	(12,432)
Proceeds from insurance claims	2,899	—
Proceeds from the sale of property, plant and equipment	93	464

Net cash used in investing activities	(18,291)	(11,968)

Cash flows from financing activities
Borrowings under credit facility	39,760	32,012
Repayments under credit facility	(26,339)	(13,694)
Financing costs paid	(161)	(1,232)

Net cash provided by financing activities	13,260	17,086

Net increase in cash and cash equivalents	286	381

Cash and cash equivalents
Beginning of period	10,757	2,730

End of period	$11,043	$3,111

The following table provides various financial and operational data for the Company’s operations during the three month periods ending March 31, 2015, March 31, 2014 and December 31, 2014. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company’s operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014

Number of completed rigs end of period (1)	13	6	11
Rig operating days (2)	951.2	607.3	921.4
Average number of operating rigs (3)	10.6	6.7	10.0
Rig utilization (4)	92.1%	100.0%	99.2%
Average revenue per operating day (5)	$22,782	$20,918	$23,944
Average cost per operating day (6)	$13,035	$12,697	$12,454
Average margin per day	$9,747	$8,221	$11,490

(1)	Number of completed rigs as of March 31, 2015, increased by seven compared to the number of completed rigs as of March 31, 2014, reflecting the addition of six newly constructed rigs and the completion of an upgrade of one of the Company’s drilling rigs. Number of completed rigs as of March 31, 2015, increased by two sequentially compared to the number of completed rigs as of December 31, 2014, reflecting the addition of two newly constructed rigs.
(2)	Rig operating days represent the number of days that our rigs are earning revenue under a contract, including days that standby revenues are earned. During the first quarter of 2015, there were 183.6 operating days in which ICD earned revenue on a standby basis, including 43.0 standby-without-crew days.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization percentage is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period.
(5)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. The following revenues are excluded in calculating average revenue per operating day: (i) revenues associated with reimbursement of out-of-pocket costs paid by customers of $0.6 million, $0.7 million and $0.9 million during the three months ended March 31, 2015 and 2014, and December 31, 2014, respectively, and (ii) direct revenues associated with repair and service and other revenues from third-party drilling contractors of $0.0 million, $0.2 million and $0.0 million during the three months ended March 31, 2015 and 2014, and December 31, 2014, respectively.
(6)	Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) costs relating to out-of-pocket costs reimbursed by customers of $0.6 million, $0.7 million and $0.9 million during the three months ended March 31, 2015 and 2014, and December 31, 2014, respectively, (ii) new crew training costs of $0.1 million, $0.3 million and $0.3 million during the three months ended March 31, 2015 and 2014, and December 31, 2014, respectively, and (iii) direct operating costs associated with repair and service and other revenues from third-party drilling contractors of $0.0 million, $0.1 million and $0.0 million during the three months ended March 31, 2015 and 2014, and December 31, 2014, respectively.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define “EBITDA” as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define “Adjusted EBITDA” as EBITDA before stock-based compensation, gain/loss on warrant derivative liability and non-cash asset impairments and other one-time non-operating items. Adjusted EBITDA is not a measure of net income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes Adjusted EBITDA is useful because it allows our stockholders to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as stock-based compensation and the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014

Net income (loss)	$1,375	$(3,705)	$(24,606)
Add back:
Income tax benefit	(155)	(1,885)	(1,788)
Interest expense	312	394	174
Depreciation and amortization	4,289	3,416	4,648

EBITDA	5,821	(1,780)	(21,572)
Stock-based compensation	933	448	1,143
Goodwill impairment and other charges	—	—	30,627
(Insurance recoveries) asset impairment, net	(841)	4,650	(901)
Gain on warrant derivative liability	—	(3)	(2,420)
Loss (gain) on disposition of assets	393	(189)	158

Adjusted EBITDA	$6,306	$3,126	$7,035

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211